UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    December 20, 2005

      CENTRAL VERMONT PUBLIC SERVICE CORPORATION
(Exact name of registrant as specified in its charter)

Vermont (State of other jurisdiction of incorporation)	1-8222 (Commission File Number)	03-0111290 (IRS Employer Identification No.)

       77 Grove Street, Rutland, Vermont               05701

(Address of principal executive offices)          (Zip Code)

Registrant's telephone number, including area code (802) 773-2711

                                      N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
       (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
       (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

      Catamount Resources Corporation ("CRC"), a wholly owned subsidiary of Central Vermont Public Service Corp., has closed on the previously announced sale of its entire interest in subsidiary wind energy company Catamount Energy Corp. to Diamond Castle, a New York investment firm. The closing occurred on Tuesday, December 20, 2005. The sale, for $60 million in cash, less $750,000 in transaction expenses, is expected to result in net cash proceeds of approximately $52 million in the fourth quarter. In January, the Boards of Directors of CVPS and CRC are expected to determine how to apply the proceeds of the sale. The Company continues to expect that proceeds will be returned to shareholders, either through a stock buyback or special dividend. Other options for use of the proceeds are also being discussed with Vermont regulators and may be considered.

      The definitive agreements were filed with the Securities and Exchange Commission on a Form 8-K on Oct. 18, 2005.

Item 8.01 Other Events.

      See "Item 1.01 Entry into a Material Definitive Agreement" above.

SIGNATURE Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL VERMONT PUBLIC SERVICE CORPORATION

By	/s/ Dale A. Rocheleau Dale A. Rocheleau, Senior Vice President for Legal and Public Affairs, and Corporate Secretary

December 20, 2005